EXHIBIT 99.1


For Release:   January 27, 2004  9:00am EST

American Water Star, Inc. Plans a Stock Dividend to its
Shareholders

Las Vegas - (BUSINESS WIRE) -- January 27 , 2004 - American Water Star, Inc. (OTCBB: AMWS - News) is pleased to announce that its Board of Directors have released a filing wherein the Company has determined to divest to its stockholders of record as of March 15, 2004, on a one share for one share basis, stock in American Distribution & Packaging, Inc.

The actual delivery of the new shares of American Distribution & Packaging, Inc. to the American Water Star, Inc. stockholders of record as of March 15, 2004 will take place once American Distribution & Packaging, Inc. has a registration statement declared effective by the Securities and Exchange Commission.

"The spin-off of American Distribution & Packaging, Inc. reflects the need and opportunity for this wholly owned subsidiary to become a separate company so that it may focus on a different and distinct category of the beverage industry. The bag box beverage market represents several billion dollars in sales annually.
That market is ripe for the no sugar, no calorie and no to low carb products that are becoming so successful for American Water Star, Inc. in the traditional bottled beverage category," stated Roger Mohlman, CEO, American Water Star, Inc.

About: American Water Star, Inc.:

American Water Star Inc. ("AMWS") is a publicly traded company, OTC BB: AMWS, and is engaged in the beverage bottling industry. Its product brands are both licensed and developed in-house, and bottled in strategic locations throughout the United States. AMWS' beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMWS, we believe our great-tasting, new zero sugar, zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our products include: Hawaiian Tropic -- our latest product featuring a sugar-free, no carbonation, caffeine-free, sodium-free tropical drink. Hawaiian Tropic flavors include Strawberry Kiwi, Kiwi-Lemon Lime, Orange Guava and Pineapple Grapefruit. For the grade school age children we are introducing Geyser Sport and Aqua Fresca Sport -- our new non-sugared, 0 calorie, 0 carbohydrates, 0 sodium, vitamin and mineral-enriched, fruit-flavored beverage brand. Our other premium beverages include; Geyser Fruit Beverages -- our line of eight different fruit-flavored waters which have proven to be popular with consumers and Geyser Fruta -
- our Latin line of seven different fruit-flavored beverages.

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in AMWS' Securities and Exchange Commission filings, including Form 10-KSB for the year ended Dec. 31, 2002, and subsequent Forms 10-QSB and 8-K. Actual results may differ materially from management's expectations.

Contact:
American Water Star Inc.               Redwood Consultants, LLC
Donald Hejmanowski, 702-740-7036       Jens Dalsgaard, 415-884-0348